Exhibit 1
29th June, 2007
New York Stock Exchange
11, Wall Street,
New York,
NY 10005
USA
Dear Sir / Madam,
Sub : Allotment of 1,35,82,000 equity shares on preferential basis
We wish to inform you that the Bank has allotted 1,35,82,000 equity shares of the face value of INR 10/- each for cash at a premium of INR 1013.49 per share, to Housing Development Finance Corporation Limited (“HDFC Limited”) on preferential basis, pursuant to SEBI (Disclosure & Investor Protection) Guidelines, 2000. Details are given below:

Name of the Allottee	Housing Development Finance Corporation Limited
Address of the Allottee	Ramon House, H.T Parekh Marg, 169 Backbay Reclamation, Churchgate, Mumbai 400020, India
No. of shares allotted Date of Allotment	1,35,82,000 (One crore Thirty Five lacs Eighty Two thousand only) 29th June 2007
Consequent to above preferential allotment of equity shares, the Bank has raised an amount of INR 13,90,10,41,180/-, of which INR 13,58,20,000 is towards share capital and INR 13,76,52,21,180/- is towards share premium.
This is for your information and record.
Thanking you,
Yours faithfully,
For HDFC Bank Limited
sd/-
Sanjay Dongre
Executive Vice President (Legal) & Company Secretary